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                                                                   EXHIBIT 11.01

                                THE 3DO COMPANY

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE (1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                           THREE MONTHS ENDED
                                                                                JUNE 30,
                                                                          --------------------
                                                                           1997         1996
                                                                          -------     --------
Net income (loss).......................................................  $21,229     $(10,391)
                                                                          =======     ========
Weighed average number of common shares outstanding.....................   28,460       26,618
Common equivalent shares from options to purchase common stock..........    2,078           --
                                                                          -------     --------
Common and common equivalents shares....................................   30,538       26,618
                                                                          =======     ========
Net income (loss) per common and common equivalents share...............  $  0.70     $  (0.39)
                                                                          =======     ========

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(1) This schedule should be read with Note 3 -- Net Loss Per Share in the
    Condensed Notes to Consolidated Financial Statements.